Sheet1

THIS PROPOSAL HAS PASSED

FINAL Proxy Results - ML New Mexico Municipal Bond Fund
1st Meeting Date: May 29, 2001
2nd Meeting Date: June 26, 2001
3rd Meeting Date: July 6, 2001
4th Meeting Date: July 13, 2001
Record Date: April 2, 2001
As of: July 13, 2001

Units Voted

Votes Needed
	Shares Needed	Outstanding	Two-Thirds of				Total Units
All Classes	To Pass	Shares	Outstanding Shares	For	Against	Abstain	Voted

Merger of ML New Mexico Municipal Bond
into ML Municipal Bd Fund - National Portfolio	-35,237	463,560	309,040	344,277	11,390	20,180	375,847

Units Voted

CLASS B			Votes Needed
	Shares Needed	Outstanding	Two-Thirds of				Total Units
	To Pass	Shares	Outstanding Shares	For	Against	Abstain	Voted
Merger of ML New Mexico Municipal Bond
into ML Municipal Bd Fund - National Portfolio
	-27,172	254,420	169,614	196,786	7,709	17,208	221,703

Units Voted

CLASS C			Votes Needed
	Shares Needed	Outstanding	Two-Thirds of				Total Units
	To Pass	Shares	Outstanding Shares	For	Against	Abstain	Voted
Merger of ML New Mexico Municipal Bond
into ML Municipal Bd Fund - National Portfolio
	-2,954	18,419	12,280	15,234	0	2,510	17,744

Units Voted

CLASS D			Votes Needed
	Shares Needed	Outstanding	Two-Thirds of				Total Units
	To Pass	Shares	Outstanding Shares	For	Against	Abstain	Voted
Merger of ML New Mexico Municipal Bond
into ML Municipal Bd Fund - National Portfolio
	-4,545	49,268	32,846	37,391	709	0	38,100

Voting Requirements:
The approval of the Proposal requires the affirmative vote of the shareholders of each State Fund, voting together as a single class, representing two-thirds of the outstanding shares entitled to be voted thereon, and (a) the affirmative vote of Class B, Class C, and Class D shareholders of each State Fund, each voting separately as a single class, representing two-thirds of the outstanding Class B, Class C, and Class D shares entitled to be voted thereon.

Last Updated on 09/27/2001
By Vania Allen